UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Check the appropriate box:
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[_] Confidential, for Use of the Commission Only (as permitted by Rule
14a-6(e)(2))
[_] Definitive Proxy Statement
[_] Definitive Additional Materials
[X] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                DUANE READE INC.
                                ----------------
                (Name of Registrant as Specified In Its Charter)

                         -------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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           0-11.
          (1)  Title of each class of securities to which transaction applies:
               ___________
          (2)  Aggregate number of securities to which transaction applies:
               __________
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               pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
               ______________
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previously. Identify the previous filing by registration statement number, or
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           (3) Filing Party: __Duane Reade Inc.___
           (4) Date Filed: _____April 21, 2004__________

                                    For:          Duane Reade Inc.
                                    Approved By:  John Henry
                                                  (212) 273-5746
                                                  SVP - Chief Financial Officer
                                    Contact:      Cara O'Brien/Lila Sharifian
                                                  Press: Stephanie Sampiere
                                                  (212) 850-5600
                                                  Financial Dynamics
FOR IMMEDIATE RELEASE
---------------------

DUANE READE INC. REPORTS FIRST QUARTER SALES AND EARNINGS RESULTS

           New York, New York, April 21, 2004 -- Duane Reade Inc. (NYSE: DRD) today reported financial results for the first quarter ended March 27, 2004.

FIRST QUARTER RESULTS
---------------------

           Net sales increased 4.8% to $349.6 million, compared with $333.6 million in the same period last year. Pharmacy sales increased 10.2% and represented 45.3% of total sales, compared with 43.1% last year. Total same-store sales increased 1.6%. Pharmacy same-store sales increased 6.6% during the quarter and front-end same-store sales declined 2.3%, largely due to declining tobacco sales in metro New York City. Excluding tobacco sales, front-end same-store sales decreased by approximately 0.6%.

             Net income was $2.7 million, or $0.11 per diluted share, excluding pre-tax transaction costs of $1.1 million incurred in connection with the planned acquisition by Oak Hill Capital and pre-tax labor contingency expenses of $1.1 million associated with a previously announced National Labor Relations Board administrative law judge recommendation. Including both the transaction costs and labor contingency expenses, net income was $1.4 million, or $0.06 per diluted share. Net income for the first quarter of 2003 was $3.1 million, or $0.13 per diluted share, including a pre-tax charge of $0.1 million representing the early retirement premium on the redemption of higher cost debt.

           Gross profit margin for the quarter was 21.7%, compared to 21.0% in the comparable prior year period, reflecting improved front-end selling margins and lower shrink losses.

           Selling, general and administrative expenses for the quarter amounted to $58.6 million, or 16.8% of sales, compared to $53.6 million, or 16.1% of sales, in the same period last year. The increase as a percentage of sales is primarily attributable to higher legal and litigation related expenses associated with certain labor issues and the Company's efforts to recover its World Trade Center business interruption insurance claim, higher promotional and advertising expenses, severance costs associated with certain administrative staff reductions and higher insurance costs.

           FIFO EBITDA for the quarter amounted to $18.8 million, or 5.4% of sales, compared to $18.6 million, or 5.6% of sales last year. Excluding the higher litigation and severance-related expenses, FIFO EBITDA in the current year amounted to $19.7 million, or 5.6% of sales.

           Cash flow from operating activities for the quarter was $12.2 million, or 3.5% of sales, compared to $3.7 million, or 1.1% of sales in the prior year's first quarter. The improved cash flow from operations was primarily attributable to reductions in inventory purchases versus the previous year.

           During the quarter the Company opened three new stores and closed one store, compared to seven new stores opened and three stores closed in the year ago period. Pre-opening expenses for the three new locations were $0.2 million, compared to $0.4 million for the seven new stores in the prior year.

           Commenting on the Company's performance, Anthony J. Cuti, Chairman of the Board and Chief Executive Officer, stated, "First quarter sales and profit were impacted by a sluggish regional economy, however, recent positive trends in some leading indicators may suggest a gradual improvement. Nevertheless, Duane Reade is continuing to work on initiatives to reduce costs and strengthen its stores' market position through improved target marketing and strategic relocations. Also, we continue to pursue our announced acquisition by Oak Hill Capital. Our preliminary proxy statement relating to the acquisition was filed on March 19, 2004, and we expect to close the transaction by the end of June."

           The Company will hold a conference call on Wednesday, April 21, 2004 at 10:00 AM Eastern Time to discuss financial results for the first quarter of 2004. A live webcast of the call will be accessible from the Investor Information section of the Duane Reade website (http://www.duanereade.com) and the call will be archived on the website until May 5, 2004. Additionally, a replay of the conference call will be available from 12:00 PM Eastern Time on April 21, 2004 until 12:00 PM Eastern Time on April 25, 2004. The replay can be accessed by dialing (800) 934-7855, access code "DRD."


           Founded in 1960, Duane Reade is the largest drug store chain in the metropolitan New York City area, offering a wide variety of prescription and over-the-counter drugs, health and beauty care items, cosmetics, greeting cards, photo supplies and photofinishing. As of March 27, 2004, the Company operated 243 stores.

IMPORTANT INFORMATION
---------------------

In connection with the acquisition by Oak Hill, Duane Reade and the Oak Hill entities have filed relevant materials with the Securities and Exchange Commission (the "SEC"), including a preliminary proxy statement, which was filed on March 19, 2004. The definitive proxy statement will be sent to holders of Duane Reade's common stock if and when it becomes available. Holders of Duane Reade common stock are urged to read the preliminary proxy statement on file with the SEC, the definitive proxy statement if and when it becomes available and any other relevant materials filed by Duane Reade or the Oak Hill entities because they contain, or will contain, important information. The preliminary proxy statement is available, and the definitive proxy statement will be available if and when it is filed, for free (along with any other documents and reports filed by Duane Reade with the SEC) at the SEC's website, www.sec.gov. In addition, you may obtain documents filed with the SEC by Duane Reade free of charge by requesting them in writing from Duane Reade Inc., 440 Ninth Avenue, New York, New York 10001, Attention: Corporate Secretary, or by telephone at
(212) 273-5700.

PARTICIPANT INFORMATION
-----------------------

Duane Reade Shareholders, LLC, Duane Reade Holdings, Inc. and Duane Reade Acquisition Corp. were formed as the acquiring entities at the direction of the equity sponsors, which currently include Oak Hill Capital Partners, L.P., Oak Hill Capital Management Partners, L.P. and certain members of Duane Reade's management. Andrew J. Nathanson and Tyler J. Wolfram are the initial directors of each newly formed Delaware corporation. These entities and their directors and officers may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. As of the date of this communication, Mr. Nathanson has an indirect interest (through his participation in an investment partnership) of less than 1% in the outstanding shares of the common stock of Duane Reade and none of the other foregoing participants has any direct or indirect interest, by security holdings or otherwise, in Duane Reade.

Duane Reade and its directors and executive officers may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transaction. Certain information regarding the participants and their interest in the solicitation is set forth in the proxy statement for Duane Reade's 2003 annual meeting of stockholders filed with the SEC on April 10, 2003 and the Form 4s filed by Duane Reade's directors and executive officers since April 10, 2003. Stockholders may obtain additional information regarding the interests of such participants by reading the preliminary proxy statement and the definitive proxy statement, if and when it becomes available.

Except for historical information contained herein and statements relating to the acquisition of the Company by Oak Hill, the statements in this release and the accompanying discussion on the earnings conference call are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, this document may contain statements, estimates or projections relating to, among other things, the acquisition of the Company by Oak Hill that constitute "forward-looking" statements as defined under U.S. federal securities laws. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the drugstore industry in general and in the Company's specific market area, inflation, changes in costs of goods and services and economic conditions in general and in the Company's specific market area. Those and other risks are more fully described in Duane Reade's reports filed with the SEC from time to time, including its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Except to the extent otherwise required by federal securities laws, we do not undertake t publicly update or revise any forward-looking statements.


                                Tables to follow

                                DUANE READE INC.
                Consolidated Statements of Operations (Unaudited)
                    (In thousands, except per share amounts)

                                                                       For the 13 Weeks Ended
                                                                 ----------------------------------
                                                                     March 27,          March 29,
                                                                       2004               2003
                                                                 --------------      --------------
Net sales                                                        $     349,550       $     333,622
Cost of sales                                                          273,785             263,433
                                                                 --------------      --------------
Gross profit                                                            75,765              70,189
                                                                 --------------      --------------
Selling, general & administrative expenses                              58,643              53,574
Labor contingency expense                                                1,100                   -
Transaction expense                                                      1,102                   -
Depreciation and amortization                                            9,066               7,557
Store pre-opening expenses                                                 157                 416
                                                                 --------------      --------------
                                                                        70,068              61,547
                                                                 --------------      --------------
Operating income                                                         5,697               8,642
Interest expense, net                                                    3,437               3,517
Debt extinguishment                                                          -                 105
                                                                 --------------      --------------
Income before income taxes                                               2,260               5,020
Income taxes                                                               904               1,908
                                                                 --------------      --------------
Net income                                                       $       1,356       $       3,112
                                                                 ==============      ==============


Net Income Per Common Share - Basic (1):

       Net income                                                $        0.06       $        0.13
                                                                 ==============      ==============

       Weighted average common shares outstanding                       24,409              24,038
                                                                 ==============      ==============


Net Income Per Common Share - Diluted (1):

       Net income                                                $        0.06       $        0.13
                                                                 ==============      ==============

       Weighted average common shares outstanding                       24,651              24,368
                                                                 ==============      ==============


(1) Earnings per share amounts are calculated based on the weighted average shares outstanding and may not add due to rounding.

                                DUANE READE INC.
                           Consolidated Balance Sheets
                                 (In thousands)

                                                                  March 27,        December 27,
                                                                   2004                2003
                                                               --------------     --------------
                                                                 (Unaudited)

Current Assets
      Cash                                                     $       1,285      $       1,252
      Receivables  (1)                                                59,124             53,689
      Inventories (2)                                                250,029            259,765
      Current Portion of Deferred Taxes                                7,923              8,150
      Prepaid Expenses and Other Current Assets (3)                   17,751             19,504
                                                               --------------     --------------
        Total Current Assets                                         336,112            342,360

Property and Equipment, net                                          191,055            189,469
Goodwill, net                                                        161,625            161,318
Deferred Taxes                                                         4,940              5,543
Other Assets (4)                                                      99,651             88,836
                                                               --------------     --------------
        Total Assets                                           $     793,383      $     787,526
                                                               ==============     ==============

Current Liabilities
      Accounts Payable                                         $      76,837      $      85,258
      Accrued Expenses (5)                                            34,563             29,122
      Current Portion of Capital Leases                                  431                422
                                                               --------------     --------------
        Total Current Liabilities                                    111,831            114,802

Other Liabilities (6)                                                 65,357             62,915
Long Term Debt and Capital Leases                                    277,462            272,488
                                                               --------------     --------------
        Total Liabilities                                            454,650            450,205
                                                               --------------     --------------

Total Stockholders' Equity                                           338,733            337,321
                                                               --------------     --------------

        Total Liabilities and Stockholders' Equity             $     793,383      $     787,526
                                                               ==============     ==============


Certain prior year amounts have been reclassified to conform to the current year's presentation.

(1) Includes third party pharmacy receivables of $37,872 and $33,672 at March 27, 2004 and December 27, 2003, respectively.

(2) Inventory decrease of $9,736 from December 27, 2003 is attributable to a reduction in merchandise purchasing, reflecting the Company's focus on working capital management.

(3) Decrease in prepaids and other current assets from December 27, 2003 is primarily due to the collection of property insurance recoveries and other short term assets.

(4) Increase in other assets from December 27, 2003 is primarily due to the payment of premiums for executive split dollar life insurance policies, combined with additions to customer list and lease acquisition costs.

(5) Increase in accrued expenses from December 27, 2003 is primarily due to increased interest payable related to the convertible notes, as well as increases in accrued payroll and accrued rent expenses.

(6) Increase in other liabilities from December 27, 2003 is primarily due to the deferred rent impact of new stores added during the quarter, combined with the additional labor contingency accrual recorded during the period.

                                DUANE READE INC.
                           Operating Data (Unaudited)
                             (Dollars in thousands)

                                                                            For the 13 Weeks Ended
                                                                     -------------------------------
                                                                        March 27,         March 29,
                                                                          2004              2003
                                                                     -------------     -------------
EBITDA (LIFO Basis) (1)                                              $     18,559      $     18,491
add back LIFO Expense                                                         240               150
                                                                     -------------     -------------
EBITDA (FIFO Basis) (1)                                              $     18,799      $     18,641
                                                                     -------------     -------------

FIFO EBITDA as a percentage of net sales                                     5.4%              5.6%

Capital expenditures                                                 $      7,862      $     14,250

Same-store sales growth                                                      1.6%              1.5%
Pharmacy same-store sales growth                                             6.6%              6.4%
Front-end same-store sales growth                                           -2.3%             -2.0%
Pharmacy sales as a % of net sales                                          45.3%             43.1%
Third Party sales as a % of
   pharmacy sales                                                           92.0%             91.1%

Average weekly prescriptions
   filled per store (2)                                                       862               878

Number of stores at end of period                                             243               232
Retail square footage at end of period                                  1,732,727         1,628,567
Average store size (sq.ft.) at end of period                                7,131             7,020


(1) As used in this report, EBITDA means earnings before interest, income taxes, depreciation, amortization, transaction expenses, debt extinguishment costs, extraordinary charges, non-recurring charges and other non-cash items (primarily deferred rents). We believe that EBITDA, as presented, represents a useful measure of assessing the performance of our operating activities, as it reflects our earnings trends without the impact of certain non-cash and unusual charges or income. EBITDA is also used by our creditors in assessing debt covenant compliance. We understand that, although security analysts frequently use EBITDA in the evaluation of companies, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. EBITDA is not intended as an alternative to cash flow provided by operating activities as a measure of liquidity, as an alternative to net income as an indicator of our operating performance, nor as an alternative to any other measure of performance in conformity with generally accepted accounting principles. A reconciliation of EBITDA to both net income and cash flow provided by operating activities is provided on the following page of this release.

(2) Comparative stores only, does not include new stores.

                                DUANE READE INC.
                   Reconciliation of EBITDA to Net Income and
              Net Cash Provided by Operating Activities (Unaudited)
                             (Dollars in thousands)

                                                                                    For the 13 Weeks Ended
                                                                                ------------------------------
                                                                                  March 27,         March 29,
                                                                                    2004              2003
                                                                                ------------      ------------
EBITDA                                                                          $    18,559       $    18,491

Depreciation and amortization                                                        (9,066)           (7,557)
Deferred rent                                                                        (1,594)           (2,292)
Labor contingency expense                                                            (1,100)                -
Transaction expense                                                                  (1,102)                -
Debt extinguishment                                                                       -              (105)
Interest expense                                                                     (3,437)           (3,517)
Income taxes                                                                           (904)           (1,908)
                                                                                ------------      ------------
Net income                                                                      $     1,356       $     3,112
                                                                                ------------      ------------

Net income                                                                            1,356             3,112
Adjustments to reconcile net income to cash
     provided by operating activities:
  Depreciation and amortization of property                                           6,276             5,117
  Amortization of goodwill, intangibles and
    deferred financing costs                                                          3,268             2,948
  Deferred tax provision                                                                830             1,909
  Non-cash rent expense and other                                                     1,594             2,323
Changes in operating assets and liabilities (net of effect of acquisitions):
  Receivables                                                                        (5,435)             (150)
  Inventories                                                                        10,509           (11,785)
  Accounts payable                                                                   (8,421)            3,056
  Prepaid and accrued expenses                                                        6,645               693
  Other assets/liabilities, net                                                      (4,428)           (3,476)
                                                                                ------------      ------------
Cash provided by operating activities                                           $    12,194       $     3,747
                                                                                ------------      ------------


                                      ###